Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

The Registrant has the following subsidiaries: ACNB Bank, a Pennsylvania state-chartered commercial bank and trust company and Russell Insurance Group, Inc., incorporated in the State of Maryland.